EXHIBIT 10.14
SUMMARY OF BOARD COMPENSATION FOR FISCAL 2014
Non-employee directors of the Company receive compensation for their services to the Board of Directors and related committees as follows:

Amount	Description
100,000	Annual retainer to Chairman, disbursed in five equal payments for each regularly scheduled Board meeting.

30,000	Annual Board retainer other than to Chairman, disbursed in five equal payments for each regularly scheduled Board meeting.

10,000	Additional annual retainer to audit committee chairman, disbursed in same manner as Board member annual retainer.

5,000	Additional annual retainer to committee chairman other than audit committee chairman, disbursed in same manner as Board member annual retainer.

3,000	Fee for each Board meeting attended in person.

1,250	Fee for each Board meeting attended telephonically and for each committee meeting attended in person or telephonically.

All directors are reimbursed for expenses incurred in attending meetings of the Board of Directors.1 Gary H. Schoenfeld, who is the President and Chief Executive Officer and a director of the Company, and Josh Olshansky, and T. Neale Attenborough, who are directors, are not paid any fees or additional remuneration for his services as a member of the Board of Directors.
Each non-employee director continuing in service after the annual meeting of shareholder receives an automatic annual award of $85,000 to be delivered solely in the form of Restricted Stock Units (“RSUs”), or in a combination of RSUs and cash under the circumstances described below. Each RSU is granted under the Company’s 2005 Performance Incentive Plan and represents the right to receive one share of Company common stock following the date the director ceases to be a member of the Board of Directors. The number of RSUs subject to a continuing non-employee director’s annual award will be determined by dividing the sum of $85,000 by the closing price of a share the Company’s common stock on the date of grant of the award, which is expected to be on or about the date of the annual meeting of shareholders. In no event, however, will any non-employee director’s RSU award cover more than 25,000 units in any single fiscal year. To the extent that the number of units subject to a director’s annual RSU award would otherwise exceed 25,000 units under the above formula, the Company will supplement the RSU award with a cash payment to the director in the amount necessary to achieve the $85,000 value target. Consistent with the timing for payment of the RSUs, payment of any supplemental cash award will be deferred until after the date the director ceases to be a member of the Board of Directors. The RSUs and, if applicable, the right to receive any supplemental cash award, vest on the first anniversary of the grant date (or if earlier, the date of the regularly scheduled annual meeting of shareholders that occurs in the year in which such vesting date would otherwise fall). The RSUs and, if applicable, the right to receive any supplemental cash award, vest on an accelerated basis in connection with a change in control of the Company, unless otherwise provided by the Board of Directors in circumstances where the Board has made a provision for the assumption or other continuation of the awards. In addition, if a non-employee director’s service terminates by reason of the director’s death, disability or voluntary retirement, any unvested RSUs (and any supplemental cash awards) will then vest on a pro rata basis, proportionate to the part of the year during which the non-employee director served, with the remainder of the RSUs (and any supplemental cash awards) to be forfeited unless otherwise determined by the Board of Directors.

1 To the extent any expense reimbursements provided for in this Summary of Board Compensation are taxable to a director and provide for a deferral of compensation within the meaning of Section 409A of the Internal Revenue Code, the director shall complete all steps required for reimbursement so as to facilitate payment, and any such reimbursements shall be paid to the director on or before December 31 of the calendar year following the calendar year in which the expense was incurred. Such reimbursements shall not be subject to liquidation or exchange for other benefits, and the expenses eligible for reimbursement in one calendar year shall not affect the expenses eligible for reimbursement in any other calendar year.